Exhibit 10viii

DEBT SETTLEMENT AGREEMENT

This Debt Settlement Agreement (this “Agreement”) is made on March 31, 2010 between Paul Higbee, a individual and resident of New Jersey (“Creditor”) and ComCam International, Inc., a Delaware corporation with offices located at 1140 McDermott Drive, West Chester, Pennsylvania 19380, (“Debtor”).

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of  One Hundred Twenty Seven Thousand Fifty Five dollars ($127,055.00) as accrued interest on a Promissory Note provided by Creditor to Debtor as of March 31, 2010.

SECTION TWO

AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of convertible loan repayment as described in Section One above.

SECTION THREE

CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

a.                   Method of Payment: Debtor agrees to issue to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of $127,055 constituting the indebtedness described in Section One, above, one hundred thousand (508,220) shares of Debtor’s common stock, valued at $0.25 per share, as full consideration for the debt owed to Creditor due to the aforesaid loan provided by Creditor to Debtor.

b.                  Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance of 508,220 shares of Debtor’s common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement on the date first mentioned above.

ComCam International, Inc.

/s/ Don Gilbreath

By: Don Gilbreath, chief executive officer

Paul Higbee

/s/ Paul Higbee